Rule 424(b)(2)
Registration Nos. 333-44771
                                                         NASD File No. 961029005
                                  Cusip No:  52517PNJ6
PRICING SUPPLEMENT NO. 312
Trade Date: March 18, 1998 to Prospectus
Supplement dated March 2, 1998
and Prospectus dated February 18, 1998

                                 LEHMAN BROTHERS HOLDINGS INC.
                                    Medium-Term Notes, Series E
                                            (Floating Rate)
       Due from Nine Months to 30 years from Date of Issue

Price to Public: 100.00%   Initial Interest Rate: 1 month Libor
                 -------
Commission: .25%                            Telerate pg 3750
            ----                            ----------------
                                                   posted on 3/23/98
Interest Rate Basis:
( ) Treasury Rate                             Settlement Date: 3/25/98
                                                               -------
(X) LIBOR (1 month)                           Maturity Date:   3/27/00
                                                               -------
( ) Commercial Paper Rate                     Maximum Interest Rate:______%
( ) Federal Funds Effective Rate              Minimum Interest Rate:______%
( ) Prime Rate                                Spread Multiplier:__________%
( ) Other                                     Spread (+ -) +.22%


Index Maturity: Monthly

Interest Payment Period:    Monthly

Interest Reset Period:      Monthly

Interest Reset Dates:       Same as interest payment dates.

Interest Determination Dates: Two London business days prior to interest reset dates.

Interest Payment Dates:  Monthly on the 27th, commencing on April 27, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $40,000,000 and relates only to Pricing Supplement No. 312. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $15,162,913,688 and, to date, including this offering, an aggregate of $14,354,937,688 Medium-Term Notes, Series E has been issued and $9,937,702,688 are outstanding.